EXHIBIT 10.35

AMENDMENT NO. 1
TO
MANAGEMENT AGREEMENT
OF
ROBERT P. COLLINS

             THIS AMENDMENT NO. 1 is made this 14 day of September, 2000, by and between SCOTT TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as the "Company") and Robert P. Collins, an executive officer of the Company (hereinafter referred to as "Executive"):

W I T N E S S E T H:

                    WHEREAS, on December 18, 1998 the Company and the Executive entered into a Management Agreement (hereinafter referred to as the "Agreement"); and

                    WHEREAS, the Company and the Executive agree that it is desirable to amend the Management Agreement to extend the period for which notice of Non-renewal may be provided to the Executive; and

                    NOW, THEREFORE, effective as of September 14, 2000, the Company and the Executive hereby amend the Agreement pursuant to Section 6.3 of the Agreement, as follows:

                    Section 1 of the Agreement is hereby amended by the deletion of said Section 1 and the substitution in lieu thereof of a new Section 1 to read as follows:

Section 1. Term of Employment and Compensation

                    The Company will employ the Executive in accordance with the terms and conditions set forth herein as of November 3, 1998 and extending for an initial period ending December 16, 1999 (the "initial period"), subject, however, to earlier termination as expressly provided herein. The Executive will serve the Company as Chairman of the Board of Directors or in such other future capacity as he and the Company might mutually agree and will devote a minimum of 25% of full business time and best efforts to the satisfactory discharge of the responsibilities of his office, performing such other duties as might reasonably be requested by the Company's Board of Directors. During the initial period the Executive will be paid a base salary at an annual rate of Two Hundred Thousand Dollars ($200,000.00) in installments which are no less frequently than monthly, together with such increases as the Compensation Committee of the Board of Directors shall from time to time approve.

                    The initial period will be automatically extended for one (1) year at the end of the initial period, and then again after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial period, or at the end of any successive one (1) year term thereafter, by giving the other party written notice of intent not to renew, delivered at least thirty (30) days prior to the end of such initial period or successive term.

                    In the event such notice of intent not to renew is properly delivered, the term of the employment of the Executive shall then become indefinite and can be terminated by the Company without notice. Similarly, subject to the provisions of this Agreement relating to nondisclosure of confidential information and non-interference with employees, customers and suppliers, the Executive can quit, at any time thereafter, without notice to the Company.

                    IN WITNESS WHEREOF, the Company, by its duly authorized officers, and the Executive have executed this Amendment No. 1 as of the day and year first above written.

SCOTT TECHNOLOGIES, INC. ("Company")

By____________________________

______________________________ Robert P. Collins ("Executive")